Exhibit 99.1

FOR IMMEDIATE RELEASE

Date:	January 30, 2023
Contact:	Kevin McPhaill, President/CEO
Phone:	(559) 782-4900 or (888) 454-BANK
Website Address:	www.sierrabancorp.com

SIERRA BANCORP REPORTS FINANCIAL RESULTS FOR FOURTH QUARTER AND THE YEAR ENDING 2022

PORTERVILLE, CALIF –(BUSINESS WIRE)  – Sierra Bancorp (Nasdaq: BSRR), parent of Bank of the Sierra, today announced its unaudited financial results for the three-and twelve-month periods ended December 31, 2022. Sierra Bancorp reported consolidated net income in the fourth quarter of 2022 of $7.1 million, or $0.47 per diluted share, compared to net income of $9.6 million, or $0.63 per diluted share, in the fourth quarter of 2021. The Company's fourth quarter 2022 return on average assets and return on average equity was 0.79% and 9.62%, respectively, as compared to 1.10% and 10.47%, respectively, for the same comparative period in 2021.

For the year ended 2022, the Company recognized net income of $33.7 million, or $2.25 per diluted share, as compared to $43.0 million, or $2.80 per diluted share, for the same period in 2021. The Company’s financial performance metrics for the year ended 2022 include a return on average assets and a return on average equity of 0.97% and 10.66%, respectively, compared to 1.29% and 12.05%, respectively, for the same period in 2021. The primary reason for the change in earnings in 2022 as compared to 2021 is due to an $14.5 million increase in the provision for credit losses on loans and leases, net of taxes.

“As we exit 2022, we are very proud of the accomplishments made by our banking team,” stated Kevin McPhaill, President and CEO. “We successfully grew both loans and deposits while navigating a challenging rate environment – not an easy task for most financial institutions. As a community bank, we demonstrate our commitment to all our markets every day and are grateful for the positive response from our loyal customers. We look forward to opportunities in the coming year and will continue to work closely with our communities and customers to help us all thrive in 2023 and beyond!” McPhaill concluded.

Financial Highlights

Quarterly Changes (comparisons to the fourth quarter of 2021)

●	Net income for the fourth quarter of 2022 decreased $2.5 million or 26%, to $7.1 million. There was a $7.7 million increase in the provision for credit losses on loan and leases. The increase in the provision for credit losses is mostly due to a fourth quarter 2022 charge-off of $6.8 million related to one dairy loan relationship. This increase in provision for credit losses was partially offset by a $2.8 million positive net interest income variance along with a $0.5 million gain on a low-income housing tax credit fund partnership investment, $0.5 million gain on the sale of investment securities, and $0.4 million increase in miscellaneous income.
●	The $2.8 million increase to net interest income for the fourth quarter of 2022 was driven by an $8.9 million expansion in investment interest income, $6.7 million of which was from collateralized loan obligations (“CLOs”), partially offset by a $4.9 million increase in interest expense and a $1.2 million decline in loan and lease interest income. The increase in interest expense is largely due to a $3.1 million increase in expense related to time deposit accounts and a $1.8 million increase in the cost of borrowed funds. These increases to interest expense are due to shift from being a net seller of Federal Funds at December 31, 2021 to a net

Sierra Bancorp Financial Results

January 23, 2023

purchaser of funds at December 31, 2022 coupled with a 368 bp increase to the rate on the Prime Index Certificate of Deposit account offered by the bank. The rate on the Prime Index account is tied to a spread to the Wall Street Journal Prime Rate and varies from Prime minus 400 bps to Prime minus 325 bps. During 2022, the Prime rate increased by 425 basis points. The yield on interest earning assets increased 91 bps for the fourth quarter of 2022 while the cost of interest-bearing liabilities increased 90 bps resulting in a 32 bp increase in net interest margin.
●	Noninterest income for the fourth quarter of 2022 increased $0.6 million, or 8% due to a $0.3 million increase in other service charge income, a $0.5 million gain on the sale of securities, and a $0.5 million gain on a low-income tax credit fund partnership investment. These favorable variances were partially offset by an unfavorable change in income related to our investment in a Small Business Investment Company.
●	Noninterest expense for the fourth quarter of 2022 decreased by $0.7 million. There was a $1.7 million increase in salaries and benefits from the strategic hiring of lending and management staff, offset by a positive $2.2 million variance in professional services costs mostly due to legal expenses.

Year to-Date Changes (comparisons to the year ended 2021)

●	Net income for 2022 decreased by $9.4 million, or 22% primarily due to an $14.5 million increase in the provision for credit losses on loans and leases, net of taxes.
●	Noninterest income for 2022 increased by $2.7 million, or 10%, due to increased service charge income of $0.7 million, a $1.5 million increase in the nonrecurring gains from the sales of investment securities, an $0.8 million increase in the gain on low-income tax credit fund investments and a $3.0 million increase in gains from the sale of other assets. These increases were partially offset by a $3.6 million unfavorable variance in the fluctuation in income on bank-owned life insurance (BOLI) designed to invest in funds to offset the Company’s deferred compensation plan described in the next paragraph.
●	Noninterest expense increased $1.2 million, or 1%, due mostly to a $4.6 million increase in salary and benefits expense for new loan production teams and a $0.7 million restitution payment to customers charged nonsufficient fund fees on representments in the past five years, partially offset by lower legal costs, telecommunications, and a positive variance in director’s deferred compensation expense which is linked to the unfavorable changes in bank-owned life insurance income described in the above paragraph.

Balance Sheet Changes (comparisons to December 31, 2021)

●	Total assets increased by $237.6 million, or 7%, to $3.6 billion, during 2022, due mostly to an increase in deposits and borrowed funds which facilitated loan growth and the purchase of investment securities in 2022.
●	Cash and due from banks decreased $180.4 million to $77.1 million for the year due mostly to an increase in investment securities.
●	Investment securities increased $298.5 million, or 31%, to $1.3 billion primarily due to $181.5 million in strategic purchases of CLOs, as well as other investment securities.
●	Gross loans increased $63.2 million due predominantly to the purchase of $173.1 million in high quality jumbo single family mortgage loan pools earlier in the year. Organic loan production for the year ending 2022 was $292.2 million, as compared to $128.4 million for the comparative period in 2021. These loan increases were offset by $317.8 million in loan maturities, charge-offs and payoffs, a $29.7 million decline in PPP balances due to loan forgiveness by the SBA, and a decline in credit line utilization of $84.3 million. The decrease in line utilization includes a $35.7 million decline in mortgage warehouse line utilization due to higher interest rates reducing the demand for mortgages.
●	Deposits totaled $2.8 billion at December 31, 2022, representing a year-to-date increase of $64.6 million, or 2%. The growth in deposits came primarily from an increase in time deposits of $165.7 million offset by a decrease in other deposit balances of $101.1 million.
●	Short-term debt increased by $221.3 million during 2022 to $328.2 million at December 31, 2022. Overnight repurchase agreements increased $2.3 million to $109.2 million, FHLB borrowings and overnight fed funds increased by $219.0 million.

Sierra Bancorp Financial Results

January 23, 2023

Other financial highlights are reflected in the following table.

FINANCIAL HIGHLIGHTS
(Dollars in Thousands, Except per Share Data, Unaudited)
	At or For the			At or For the
	Three Months Ended			Twelve Months Ended
	12/31/2022	9/30/2022	12/31/2021	12/31/2022	12/31/2021
Net income	$7,113	$9,935	$9,621	$33,659	$43,012
Diluted earnings per share	$0.47	$0.66	$0.63	$2.25	$2.80
Return on average assets	0.79%	1.13%	1.10%	0.97%	1.29%
Return on average equity	9.62%	12.84%	10.47%	10.66%	12.05%

Net interest margin (tax-equivalent)	3.63%	3.63%	3.31%	3.47%	3.56%
Yield on average loans and leases	4.38%	4.28%	4.59%	4.32%	4.57%
Yield on investments	4.40%	3.51%	1.55%	3.07%	1.66%
Cost of average total deposits	0.51%	0.24%	0.08%	0.24%	0.09%
Efficiency ratio (tax-equivalent)¹	57.55%	58.10%	64.86%	60.16%	59.92%

Total assets	$3,608,590	$3,532,289	$3,371,014	$3,608,590	$3,371,014
Loans & leases net of deferred fees	$2,052,817	$2,020,016	$1,987,861	$2,052,817	$1,987,861
Noninterest demand deposits	$1,088,199	$1,118,245	$1,084,544	$1,088,199	$1,084,544
Total deposits	$2,846,164	$2,885,468	$2,781,572	$2,846,164	$2,781,572
Noninterest-bearing deposits over total deposits	38.2%	38.8%	39.0%	38.2%	39.0%

Shareholders' equity / total assets	8.4%	8.4%	10.8%	8.4%	10.8%
Tangible Common equity ratio	7.7%	7.6%	9.9%	7.7%	9.9%
Book value per share	$20.01	$19.56	$23.74	$20.01	$23.74
Tangible book value per share	$18.06	$17.58	$21.73	$18.06	$21.73
(1)	Noninterest expense as a percentage of the sum of net interest income and noninterest income excluding net gains (losses) from securities.

INCOME STATEMENT HIGHLIGHTS

Net Interest Income

Net interest income was $29.4 million for the fourth quarter of 2022, a $2.8 million increase, or 11% over the fourth quarter of 2021, and increased $0.6 million, or 1%, to $109.6 million for the year ended 2022 relative to the same period in 2021.

For the fourth quarter of 2022, growth in average interest-earning assets totaled $52.5 million, or 2%, as compared to the fourth quarter of 2021. The yield on these balances was 91 basis points higher for the same period due mostly to a shift in the mix of earning assets and the result of recent interest rate increases by the Federal Open Market Committee. This increase in yield was offset by a 90 basis point increase in the cost of our interest-bearing liabilities for the same period. Although transaction and savings deposit rates have not changed, higher costs of time deposits and borrowed funds including overnight purchases are the primary reasons for the increase in interest expense.

The Company continues to offer floating rate CDs which are indexed to prime. These floating rate CDs increased $90.4 million, or 38%, to $329.3 million at December 31, 2022, as compared to $238.9 million at December 31, 2021. Due to the increase in the prime rate during 2022, interest expense on floating rate CDs has increased $2.5 million for the fourth quarter of 2022 over the fourth quarter of 2021, and increased $3.8 million for the year ending 2022 as compared to the same period in 2021. These CDs require a minimum balance and pay a rate that is 325 – 400 basis points below the Wall Street Journal Prime rate, with a 20 basis point minimum rate. Any future increases in the Wall Street Journal Prime rate will cause this interest expense to increase on the entire balance of such accounts while a decline in the Prime rate will result in an immediate reduction of interest expense on the entire balance of such accounts.

Sierra Bancorp Financial Results

January 23, 2023

Net interest income for the comparative year-to-date periods increased $0.6 million, or 1%, due to a change in mix of average interest-earning assets. Investment balances, with an average yield of 3.07% increased $284.7 million, while gross average loan balances yielding 4.32% decreased $163.3 million. The overall yield on the average balances of earning assets was 15 basis points higher for the comparative periods, partially offset by a 39 basis point increase in interest paid on liabilities. The net impact was a 9 basis point decrease in our net interest margin for the year ending December 31, 2022, as compared to the same period in 2021.

The increase in investments includes a net increase of $166.2 million of exclusively AAA and AA tranches of floating rate CLOs, for a total cost basis of $515.0 million at December 31, 2022. The average yield on such CLOs for December 2022 was 6.11% as compared to an average yield in December 2021 of 1.51%. These CLOs have extensive prepurchase analyses performed with respect to the individual issuances, as well as various internal concentration limits. Although AAA and AA tranches of CLOs have historically not had charge-offs, management monitors this portfolio quarterly.

Interest expense was $6.2 million for the fourth quarter of 2022, an increase of $4.9 million, relative to the fourth quarter of 2021. For the year ended 2022, compared to the same period in 2021, interest expense increased $8.2 million, to $12.2 million. The increase in interest expense for the quarterly comparison is attributable to a $225.7 million increase in average interest-bearing liabilities with a 90 bps increase in cost. The increase was primarily in higher cost customer time deposits, wholesale brokered deposits and short-term borrowings. Lower or no cost average transaction and savings accounts decreased $64.6 million for the quarterly comparison. For the year-to-date comparisons the increase is primarily impacted by a $118.5 million increase in the average balance of borrowed funds combined with the impact of recent interest rate increases, although some favorable deposit mix changes did positively impact interest expense with higher cost time deposits falling by $21.5 million or 5%, while lower or no cost transaction and savings accounts increased $102.0 or 10%.

The Company had $1.3 billion in adjustable and variable rate loans and $498.4 million in floating rate CLOs, as compared to $329.3 million in floating rate CDs and $35.5 million in floating rate trust preferred securities at December 31, 2022. The next rate adjustment date on the adjustable rate loans vary and can be up to ten years. It is expected that $255.7 million of the Company’s adjustable and variable rate loans will reprice in the next twelve months.

Our net interest margin was 3.63% for the fourth quarter of 2022, as compared to 3.63% for the linked quarter and 3.31% for the fourth quarter of 2021.

Provision for Credit Losses on Loans and Leases

The Company recorded a provision related to credit losses on loans and leases of $6.5 million in the fourth quarter of 2022 relative to a net benefit of $1.2 million in the fourth quarter of 2021, and a year-to-date provision for credit losses on loans and leases of $10.9 million in 2022 as compared to a $3.7 million loan and lease loss provision net benefit for the same period in 2021. The Company's $7.7 million unfavorable increase in provision for credit losses on loans and leases in the fourth quarter of 2022 as compared to the fourth quarter of 2021, and the $14.5 million unfavorable increase for the year ending 2022 compared to the same period in 2021 are primarily due to the impact of $11.5 million in net charge-offs during the year ending 2022. The elevated net charge-offs were mostly due to two loan relationships; one dairy loan relationship with total charge-offs of $8.7 million and a single office building loan relationship that was sold at a $1.9 million discount due to an increased risk of default that would have likely led to a prolonged collection period.

Noninterest Income

Total noninterest income reflects increases of $0.6 million, or 8%, for the quarter ended December 31, 2022 as compared to the same quarter in 2021, and $2.7 million, or 10% for the year ended December 31, 2022 as compared to the same period in 2021. The quarterly comparison was primarily impacted by the sale of investment securities for a gain of $0.5 million. For the year-to-date comparison there was $0.7 million in higher service charge income, $1.5 million in gains on the sale of investment securities, a $0.8 million favorable change in other small business partnership expenses, and $3.2

Sierra Bancorp Financial Results

January 23, 2023

million in gains on the sale of other assets partially offset by a $3.7 million unfavorable fluctuation in income on Bank-Owned Life Insurance (BOLI) associated with deferred compensation plans.

Service charges on customer deposit account income decreased $0.1 million, or 3%, to $3.1 million in the fourth quarter of 2022 as compared to the fourth quarter of 2021. This decrease is primarily due to lower overdraft income during the comparable periods. This service charge income was $0.7 million higher, or 6%, for the year ending December 31, 2022, as compared to the same period in 2021. The increase for the year-to-date comparison is primarily a result of increases in analysis fee and overdraft income.

Noninterest Expense

Total noninterest expense decreased by $0.7 million, or 3%, in the fourth quarter of 2022 relative to the fourth quarter of 2021, and increased by $1.2 million, or 1%, for the year ended 2022 as compared to the same period in 2021.

Salaries and Benefits were $1.7 million, or 17%, higher in the fourth quarter of 2022 as compared to the fourth quarter of 2021 and $4.6 million, or 11%, higher for the year ended 2022 compared to the same period in 2021. Overall full-time equivalent employees were 491 at December 31, 2022 as compared to 480 at December 31, 2021. This increase accounted for the unfavorable quarterly and year-to-date variances. The increase in FTE was due to the strategic hiring of lending and management staff during 2022.

Occupancy expenses were $0.2 million higher for the fourth quarter of 2022 as compared to the same quarter in 2021 and $0.1 million lower for the year ended 2022 as compared to the same period in 2021. The primary reason for increase in the quarterly comparison was an increase in furniture and equipment expense to outfit our new agricultural loan production offices while the decrease in the year-to-date comparison was from the consolidation of five branch facilities in 2021.

Other noninterest expense decreased $2.6 million, or 27%, for the fourth quarter 2022 as compared to the fourth quarter in 2021, and decreased $3.3 million, or 10%, for the year ended 2022 as compared to the same period in 2021. The variance for the fourth quarter of 2022 compared to the same period in 2021 was primarily driven by a decrease of $2.3 million in legal and audit review costs due mostly to decreases in legal costs, related legal reserves, decreased costs related to certain audit functions which were previously outsourced, and lower hiring/recruiting costs. For the year-over-year comparison the categories of decrease were legal costs for $2.5 million, certain audit costs for $0.6 million, director’s deferred compensation expense for $2.2 million which is linked to the fluctuation in BOLI income, $0.6 million in reduced ATM network costs, $0.4 million in lower consultant costs and $0.5 million in reduced telecommunication costs, partially offset by $0.7 million in restitution payments to customers charged nonsufficient fund fees in the past five years for representments, $0.9 million in increased debit card processing costs and $0.4 million in increased core processing costs. In late 2022, the Company renegotiated its core processing contract and expects annual savings from this renegotiation of approximately $1.0 million. In addition, the Company is expecting to convert its debit card processing to a new provider in the second quarter of 2023 which will result in lower processing costs.

The Company's provision for income taxes was 21.1% of pre-tax income in the fourth quarter of 2022 relative to 24.2% in the fourth quarter of 2021, and 25.1% of pre-tax income for the year ended December 31, 2022 relative to 24.8% for the same period in 2021. The decrease in effective tax rate in the fourth quarter is due to tax credits and tax-exempt income representing a larger percentage of total taxable income, while the year-to-date increase is the opposite with tax credits and tax-exempt income representing a smaller percentage of total taxable income. The decline in tax-exempt income is due mostly to unfavorable changes in bank-owned life insurance with investments linked to the Company’s deferred compensation plan.

Balance Sheet Summary

Balance sheet changes for the year ended December 31, 2022 include an increase in total assets of $237.6 million, or 7%, primarily as a result of a $298.5 million increase in investment securities, a $63.2 million increase in gross loans and leases, a $63.4 million increase in other assets, net of a $180.4 million decrease in cash and due from banks.

Sierra Bancorp Financial Results

January 23, 2023

The increase in investment securities of $298.5 million in 2022 consisted primarily of purchases of $60.8 million of U.S. government agency securities, municipal bonds of $175.6 million, corporate securities of $36.7 million, AAA and AA tranches of floating rate CLOs of $181.5 million, and mortgage-backed securities of $71.9 million, offset by principal paydowns and maturities. The purchases of AAA and AA tranches of CLOs in 2021 and 2022 were primarily a balance sheet diversification strategy. In addition to providing asset class diversification given the high level of real estate backed earning assets on the balance sheet, these floating rate CLOs are more asset sensitive which complements the longer-term fixed-rate earning assets.

Gross loan balances increased $63.2 million during the year ended December 31, 2022. The increase was primarily a result of an increase in 1-4 family residential real estate loans, mostly from the purchase of $173.1 million in high quality jumbo mortgage loans. Other positive variances from organic growth included a $6.7 million increase in agricultural real estate, and a $38.2 million increase in multi-family real estate. Negatively impacting these positive variances were loan paydowns and maturities resulting in net declines in many categories even with solid loan production. In particular, there was a $28.3 million net decrease in construction loans, a $33.0 million decrease in commercial and industrial loans, a $6.1 million decrease in agricultural production loans and a $35.7 million unfavorable variance in mortgage warehouse loans. Further, SBA PPP loan forgiveness resulted in a $29.7 million decline in loan balances, included in the commercial and industrial variance noted above.

As indicated in the loan roll forward below, new credit extended for the fourth quarter of 2022 increased $31.8 million over the same period in 2021 and increased $163.9 million for the year-to-date comparisons. This organic loan growth is attributable to the new agricultural and commercial real estate lending teams added earlier this year. Contributing to our organic growth, loans purchased during the year ending 2022 totaled $173.1 million, however, we had $317.8 million in loan paydowns and maturities, along with a $35.7 million decrease in mortgage warehouse line utilization and a $48.6 million decrease in line of credit utilization.

LOAN ROLLFORWARD
(Dollars in Thousands, Unaudited)
	For the three months ended:			For the twelve months ended:
	December 31, 2022	September 30, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Gross loans beginning balance	$2,020,364	$2,022,662	$2,139,826	$1,989,726	$2,463,111
New credit extended	67,170	82,958	35,415	292,224	128,365
Loan purchases	—	—	85,700	173,082	207,991
Changes in line of credit utilization	(3,361)	(7,811)	(53,910)	(48,562)	(109,419)
Change in mortgage warehouse	18,885	(11,581)	(25,302)	(35,745)	(206,494)
Pay-downs, maturities, charge-offs and amortization (1)	(50,118)	(65,864)	(192,003)	(317,785)	(493,828)
Gross loans ending balance	2,052,940	2,020,364	1,989,726	2,052,940	1,989,726

(1)	Includes $1.6 million from the sale of a performing loan during the second quarter of 2022.

Unused commitments, excluding mortgage warehouse and overdraft lines, were $219.7 million at December 31, 2022, compared to $219.6 million at December 31, 2021. Total line utilization, excluding mortgage warehouse and overdraft lines, was 59% at December 31, 2022 and 61% at December 31, 2021 and was 32% at December 31, 2022 and 48% at December 31, 2021, including mortgage warehouse lines. Mortgage warehouse utilization declined to 10% at December 31, 2022, as compared to 27% at December 31, 2021. Total mortgage warehouse availability increased to $594.6 million at December 31, 2022 as compared to $276.8 million at December 31, 2021.

PPP loans continue to decline as borrowers receive forgiveness on these loans. There were 14 loans for $1.8 million outstanding at December 31, 2022, compared to 440 loans for $31.8 million at December 31, 2021.

Deposit balances reflect growth of $64.6 million, or 2%, during the year ended December 31, 2022. Core non-maturity deposits decreased by $101.1 million, or 4%, while customer time deposits increased by $105.7 million, or 36%.

Sierra Bancorp Financial Results

January 23, 2023

Wholesale brokered deposits increased by $60.0 million to $120.0 million. Overall noninterest-bearing deposits as a percent of total deposits at December 31, 2022, decreased to 38.2%, as compared to 39.0% at December 31, 2021.

Long term debt, which consisted of $35.5 million in trust preferred securities and $49.2 million in subordinated debt was $84.7 million for the year ended December 31, 2022 and remained relatively unchanged during 2022.

Other interest-bearing liabilities of $328.2 million on December 31, 2022 consisted of $109.2 million in customer repurchase agreements, $125.0 million in overnight fed funds purchased, and $94.0 million in overnight FHLB advances. Other interest-bearing liabilities at December 31, 2021 consisted exclusively of $106.9 million in customer repurchase agreements.

The Company continues to have substantial liquidity. At December 31, 2022, and December 31, 2021, the Company had the following sources of primary and secondary liquidity (Dollars in Thousands, Unaudited):

Primary and Secondary Liquidity Sources	December 31, 2022	December 31, 2021
Cash and due from banks	$77,131	$257,528
Unpledged investment securities	1,097,164	806,132
Excess pledged securities	43,096	47,024
FHLB borrowing availability	718,842	787,519
Unsecured lines of credit	237,000	305,000
Funds available through fed discount window	42,278	50,608
Totals	$2,215,511	$2,253,811

Total capital of $303.6 million at December 31, 2022 reflects a decrease of $58.9 million, or 16%, relative to year-end 2021. The decrease in equity during the year ended December 31, 2022 was primarily due to a $67.7 million unfavorable swing in accumulated other comprehensive income (loss), a one-time adjustment from the implementation of CECL on January 1, 2022, for $7.3 million, $13.9 million in dividends paid, and $4.9 million in share repurchases. The declines were partially offset by $33.7 million in net income. The remaining difference is related to stock options exercised and restricted stock granted during the year.

Asset Quality

Total nonperforming assets, comprised of nonaccrual loans, increased by $15.0 million to $19.6 million for the year ended December 31, 2022. The Company's ratio of nonperforming loans to gross loans increased to 0.96% at December 31, 2022 from 0.23% at December 31, 2021. The increase resulted from an increase in non-accrual loan balances, primarily as a result of a downgrade in the first quarter of 2022 of one loan relationship in the dairy industry consisting of four separate loans. At December 31, 2022, nonaccrual loans totaled $19.6 million compared to $4.5 million at December 31, 2021. All of the Company's impaired assets are periodically reviewed and are either well-reserved based on current loss expectations or are carried at the fair value of the underlying collateral, net of expected disposition costs.

Subsequent to year end, $18.1 million of nonaccrual loans within the aforementioned dairy relationship were foreclosed upon and were moved to other real estate owned or other foreclosed assets at net realizable value. The Company sold a portion of such assets for $2.4 million, which constituted book value, and continues to actively work with interested buyers to sell the remaining assets of the dairy.

The Company's allowance for credit losses on loans and leases was $23.1 million at December 31, 2022, as compared to a balance of $14.3 million at December 31, 2021. The allowance was 1.12% of total loans at December 31, 2022 and was 0.72% of total loans at December 31, 2021.

The $8.8 million increase in the allowance for credit losses on loans and leases during the year ended December 31, 2022, resulted from a $9.5 million one-time adjustment from the implementation of CECL on January 1, 2022, a $10.9 million provision for credit losses on loans and leases, offset by net loan charge-offs of $11.5 million.

Sierra Bancorp Financial Results

January 23, 2023

Management's detailed analysis indicates that the Company's allowance for credit losses on loans and leases should be sufficient to cover credit losses inherent in loan and lease balances outstanding as of December 31, 2022, but no assurance can be given that the Company will not experience substantial future losses relative to the size of the loan and lease loss allowance.

About Sierra Bancorp

Sierra Bancorp is the holding Company for Bank of the Sierra (www.bankofthesierra.com), which is in its 46th year of operations and is the largest independent bank headquartered in the South San Joaquin Valley. Bank of the Sierra is a community-centric regional bank, which offers a broad range of retail and commercial banking services through full-service branches located within the counties of Tulare, Kern, Kings, Fresno, Ventura, San Luis Obispo, and Santa Barbara. The Bank also maintains an online branch and provides specialized lending services through agricultural credit centers in Templeton, California, an SBA center, and a loan production office in Roseville, California. In 2022, Bank of the Sierra was recognized as one of the strongest and top-performing community banks in the country, with a 5-star rating from Bauer Financial.

Forward-Looking Statements

The statements contained in this release that are not historical facts are forward-looking statements based on management's current expectations and beliefs concerning future developments and their potential effects on the Company. Readers are cautioned not to unduly rely on forward looking statements. Actual results may differ from those projected. These forward-looking statements involve risks and uncertainties including but not limited to the health of the national and local economies, loan portfolio performance, the Company's ability to attract and retain skilled employees, customers' service expectations, the Company's ability to successfully deploy new technology, the success of acquisitions and branch expansion, changes in interest rates, and other factors detailed in the Company's SEC filings, including the "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of the Company's most recent Form 10-K and Form 10-Q.

Sierra Bancorp Financial Results

January 23, 2023

STATEMENT OF CONDITION
(Dollars in Thousands, Unaudited)

ASSETS	12/31/2022	9/30/2022	6/30/2022	3/31/2022	12/31/2021
Cash and due from banks	$77,131	$86,683	$161,875	$253,534	$257,528
Investment securities
Available-for-sale, at fair value	934,923	1,069,434	864,178	1,025,032	973,314
Held-to-maturity, at amortized cost, net of allowance for credit losses	336,881	156,211	161,399	-	-
Real estate loans
1-4 family residential construction	-	-	5,542	8,800	21,369
Other construction/land	18,412	18,315	20,816	24,633	25,299
1-4 family - closed-end	416,116	420,136	429,109	398,871	289,457
Equity lines	21,330	21,126	25,260	23,389	26,588
Multi-family residential	91,691	69,665	66,367	59,711	53,458
Commercial real estate - owner occupied	323,873	324,696	312,060	331,764	334,446
Commercial real estate - non-owner occupied	893,846	896,954	898,159	857,051	882,888
Farmland	113,394	117,385	101,675	98,865	106,706
Total real estate loans	1,878,662	1,868,277	1,858,988	1,803,084	1,740,211
Agricultural production loans	27,936	31,290	28,660	31,663	33,990
Commercial & industrial	76,779	70,147	72,616	87,173	109,791
Mortgage warehouse lines	65,439	46,553	58,134	57,178	101,184
Consumer loans	4,124	4,097	4,264	4,233	4,550
Gross loans & leases	2,052,940	2,020,364	2,022,662	1,983,331	1,989,726
Deferred loan & lease fees	(123)	(348)	(1,081)	(1,200)	(1,865)
Allowance for credit losses on loans and leases	(23,060)	(23,790)	(22,802)	(22,530)	(14,256)
Net loans & leases	2,029,757	1,996,226	1,998,779	1,959,601	1,973,605

Bank premises & equipment	22,478	22,688	22,937	23,239	23,571
Other assets	207,420	201,047	187,467	157,448	142,996
Total assets	$3,608,590	$3,532,289	$3,396,635	$3,418,854	$3,371,014

LIABILITIES & CAPITAL
Noninterest demand deposits	$1,088,199	$1,118,245	$1,120,413	$1,104,691	$1,084,544
Interest-bearing transaction accounts	641,581	732,468	736,034	776,457	744,553
Savings deposits	456,981	481,882	482,140	480,178	450,785
Money market deposits	139,795	140,620	152,596	149,918	147,793
Customer time deposits	399,608	332,253	299,816	293,699	293,897
Wholesale brokered deposits	120,000	80,000	60,000	60,000	60,000
Total deposits	2,846,164	2,885,468	2,850,999	2,864,943	2,781,572

Long-term debt	49,214	49,196	49,173	49,151	49,141
Junior subordinated debentures	35,481	35,436	35,392	35,347	35,302
Other interest-bearing liabilities	328,169	215,112	118,014	107,760	106,937
Total deposits & interest-bearing liabilities	3,259,028	3,185,212	3,053,578	3,057,201	2,972,952

Allowance for credit losses on unfunded loan commitments	840	940	893	1,040	203
Other liabilities	45,140	51,065	43,117	34,922	35,365
Total capital	303,582	295,072	299,047	325,691	362,494
Total liabilities & capital	$3,608,590	$3,532,289	$3,396,635	$3,418,854	$3,371,014

Sierra Bancorp Financial Results

January 23, 2023

GOODWILL & INTANGIBLE ASSETS
(Dollars in Thousands, Unaudited)
	12/31/2022	9/30/2022	6/30/2022	3/31/2022	12/31/2021
Goodwill	$27,357	$27,357	$27,357	$27,357	$27,357
Core deposit intangible	2,275	2,517	2,769	3,022	3,275
Total intangible assets	$29,632	$29,874	$30,126	$30,379	$30,632

CREDIT QUALITY
(Dollars in Thousands, Unaudited)
	12/31/2022	9/30/2022	6/30/2022	3/31/2022	12/31/2021
Non-accruing loans	$19,579	$26,772	$29,745	$30,446	$4,522
Foreclosed assets	-	-	2	93	93
Total nonperforming assets	$19,579	$26,772	$29,747	$30,539	$4,615

Performing TDR's (not included in NPA's)	$4,522	$4,639	$4,714	$4,568	$4,910
Net charge offs (recoveries)	$11,549	$4,280	$4,056	$1,778	$(168)

Past due & still accruing (30-89)	$1,203	$1,242	$1,037	$2,809	$2,013

Non-performing loans to gross loans	0.95%	1.33%	1.47%	1.54%	0.23%
NPA's to loans plus foreclosed assets	0.95%	1.33%	1.47%	1.54%	0.23%
Allowance for loan losses to loans	1.12%	1.18%	1.13%	1.14%	0.72%

SELECT PERIOD-END STATISTICS
(Unaudited)
	12/31/2022	9/30/2022	6/30/2022	3/31/2022	12/31/2021
Shareholders equity / total assets	8.4%	8.4%	8.8%	9.5%	10.8%
Gross loans / deposits	72.1%	70.0%	70.9%	69.2%	71.5%
Non-interest bearing deposits / total deposits	38.2%	38.8%	39.3%	38.6%	39.0%

Sierra Bancorp Financial Results

January 23, 2023

CONSOLIDATED INCOME STATEMENT
(Dollars in Thousands, Unaudited)	For the three months ended:			For the year ended:
	12/31/2022	9/30/2022	12/31/2021	12/31/2022	12/31/2021
Interest income	$35,603	$31,928	$27,897	$121,819	$113,076
Interest expense	6,240	3,017	1,331	12,204	4,050
Net interest income	29,363	28,911	26,566	109,615	109,026

Provision (benefit) for loan and lease losses	6,538	1,212	(1,200)	10,898	(3,650)
Provision (benefit) for credit losses on loans and leases	(100)	47	-	(294)	-
(Benefit) provision for credit losses on unfunded loan commitments	45	-	-	63	-
Net interest income after provision	22,880	27,652	27,766	98,948	112,676

Service charges	3,074	3,216	3,169	12,535	11,846
BOLI income	255	(23)	203	(996)	2,648
Gain on investments	456	-	-	1,487	11
Other noninterest income	3,871	3,419	3,730	17,744	13,574
Total noninterest income	7,656	6,612	7,102	30,770	28,079

Salaries & benefits	11,983	11,521	10,237	47,053	42,431
Occupancy expense	2,549	2,470	2,366	9,718	9,837
Other noninterest expenses	6,990	7,005	9,572	28,032	31,288
Total noninterest expense	21,522	20,996	22,175	84,803	83,556

Income before taxes	9,014	13,268	12,693	44,915	57,199
Provision for income taxes	1,901	3,333	3,072	11,256	14,187
Net income	$7,113	$9,935	$9,621	$33,659	$43,012

TAX DATA
Tax-exempt municipal income	$2,879	$2,346	$1,761	$8,805	$6,218
Interest income - fully tax equivalent	$36,368	$32,552	$28,365	$124,160	$114,729

Sierra Bancorp Financial Results

January 23, 2023

PER SHARE DATA
(Unaudited)	For the three months ended:			For the year ended:
	12/31/2022	9/30/2022	12/31/2021	12/31/2022	12/31/2021
Basic earnings per share	$0.47	$0.66	$0.63	$2.25	$2.82
Diluted earnings per share	$0.47	$0.66	$0.63	$2.25	$2.80
Common dividends	$0.23	$0.23	$0.22	$0.92	$0.87

Weighted average shares outstanding	14,998,567	14,954,503	15,226,834	14,955,756	15,241,957
Weighted average diluted shares	14,994,653	15,014,048	15,297,414	14,989,810	15,353,445

Book value per basic share (EOP)	$20.01	$19.56	$23.74	$20.01	$23.74
Tangible book value per share (EOP)	$18.06	$17.58	$21.73	$18.06	$21.73

Common shares outstanding (EOP)	15,170,372	15,085,675	15,270,010	15,170,372	15,270,010

KEY FINANCIAL RATIOS
(Unaudited)	For the three months ended:			For the year ended:
	12/31/2022	9/30/2022	12/31/2021	12/31/2022	12/31/2021
Return on average equity	9.62%	12.84%	10.47%	10.66%	12.05%
Return on average assets	0.79%	1.13%	1.10%	0.97%	1.29%
Net interest margin (tax-equivalent)	3.63%	3.63%	3.31%	3.47%	3.56%
Efficiency ratio (tax-equivalent)¹	57.55%	58.10%	64.86%	60.16%	59.92%
Net charge-offs (recoveries) to avg loans (not annualized)	0.36%	0.01%	0.01%	0.58%	(0.01)%

(1) Noninterest expense as a percentage of the sum of net interest income and noninterest income excluding net gains (losses) from securities.

NON-GAAP FINANCIAL MEASURES
(Unaudited)
	12/31/2022	9/30/2022	12/31/2021
Total stockholders' equity	$303,582	$295,072	$362,494
Less: goodwill and other intangible assets	29,632	29,874	30,632
Tangible common equity	$273,950	$265,198	$331,862

Total assets	$3,608,590	$3,532,289	$3,371,014
Less: goodwill and other intangible assets	29,632	29,874	30,632
Tangible assets	$3,578,958	$3,502,415	$3,340,382

Common shares outstanding	15,170,372	15,085,675	15,270,010

Book value per common share	$20.01	$19.56	$23.74
Tangible book value per common share	$18.06	$17.58	$21.73
Equity ratio - GAAP (total stockholders' equity / total assets)	8.41%	8.35%	10.75%
Tangible common equity ratio (tangible common equity / tangible assets)	7.65%	7.57%	9.93%

Sierra Bancorp Financial Results

January 23, 2023

NONINTEREST INCOME/EXPENSE
(Dollars in Thousands, Unaudited)
	For three months ended:			For twelve months ended:
Noninterest income:	12/31/2022	9/30/2022	12/31/2021	12/31/2022	12/31/2021
Service charges on deposit accounts	$3,074	$3,216	$3,169	$12,535	$11,846
Debit card fees	2,075	2,241	2,165	8,533	8,485
Bank-owned life insurance	255	(23)	203	(996)	2,648
Other service charges and fees	667	741	992	2,872	2,939
Gain on sale of securities	456	—	—	1,487	11
Gain (loss) on partnership investments	415	64	(133)	253	(524)
Other	714	373	706	6,086	2,674
Total noninterest income	$7,656	$6,612	$7,102	$30,770	$28,079
As a % of average interest earning assets (1)	0.92%	0.81%	0.87%	0.95%	0.90%

Noninterest expense:
Salaries and employee benefits	$11,983	$11,521	$10,237	$47,053	$42,431
Occupancy costs
Furniture & equipment	484	399	409	1,847	1,720
Premises	2,064	2,071	1,957	7,871	8,117
Advertising and marketing costs	407	466	539	1,729	1,521
Data processing costs	1,627	1,564	1,481	6,202	5,890
Deposit services costs	2,380	2,450	2,298	9,492	9,049
Loan services costs
Loan processing	124	128	158	550	501
Foreclosed assets	—	(3)	(6)	84	72
Other operating costs
Telephone & data communications	384	358	431	1,563	2,013
Postage & mail	47	47	56	373	308
Other	351	507	906	2,725	2,176
Professional services costs
Legal & accounting	380	535	2,703	2,133	4,794
Director's deferred compensation	86	(143)	4	(1,106)	1,137
Other professional service	806	855	796	3,111	2,878
Stationery & supply costs	172	114	85	486	345
Sundry & tellers	227	127	125	690	604
Total noninterest expense	$21,522	$20,996	$22,179	$84,803	$83,556
As a % of average interest earning assets (1)	2.59%	2.58%	2.72%	2.63%	2.69%
Efficiency ratio (2)(3)	57.55%	58.10%	64.86%	60.16%	59.92%
(1)	Annualized.
(2)	Tax equivalent.
(3)	Noninterest expense as a percentage of the sum of net interest income and noninterest income excluding net gains (losses) from securities and bank owned life insurance income.

Sierra Bancorp Financial Results

January 23, 2023

AVERAGE BALANCES AND RATES
(Dollars in Thousands, Unaudited)	For the quarter ended			For the quarter ended			For the quarter ended
	December 31, 2022			September 30, 2022			December 31, 2021
	Average Balance (1)	Income/ Expense	Yield/ Rate (2)	Average Balance (1)	Income/ Expense	Yield/ Rate (2)	Average Balance (1)	Income/ Expense	Yield/ Rate (2)
Assets
Investments:
Federal funds sold/interest-earning due from's	$ 5,548	$ 52	3.72%	$ 21,845	$ 103	1.87%	$ 311,386	$ 120	0.15%
Taxable	884,020	10,176	4.57%	851,683	7,646	3.56%	593,959	2,403	1.61%
Non-taxable	362,621	2,879	3.99%	336,567	2,346	3.50%	285,811	1,679	2.95%
Total investments	1,252,189	13,107	4.40%	1,210,095	10,095	3.51%	1,191,156	4,202	1.55%

Loans and Leases: (3)
Real estate	1,865,426	19,916	4.24%	1,862,738	19,808	4.22%	1,794,285	20,864	4.61%
Agricultural Production	32,125	368	4.54%	29,724	274	3.66%	38,191	361	3.75%
Commercial	74,370	1,032	5.51%	75,482	973	5.11%	118,159	1,457	4.89%
Consumer	4,267	92	8.55%	4,228	132	12.39%	4,720	237	19.92%
Mortgage warehouse lines	60,408	1,069	7.02%	46,969	623	5.26%	90,736	747	3.27%
Other	2,356	19	3.20%	2,349	23	3.88%	1,430	29	8.05%
Total loans and leases	2,038,952	22,496	4.38%	2,021,490	21,833	4.28%	2,047,521	23,695	4.59%
Total interest earning assets (4)	3,291,141	35,603	4.38%	3,231,585	31,928	4.00%	3,238,677	27,897	3.47%
Other earning assets	22,411			15,717			21,425
Non-earning assets	259,860			255,529			206,344
Total assets	$ 3,573,412			$ 3,502,831			$ 3,466,446

Liabilities and shareholders' equity
Interest bearing deposits:
Demand deposits	$ 159,206	$ 128	0.32%	$ 197,731	$ 131	0.26%	$ 131,810	$ 80	0.24%
NOW	510,776	78	0.06%	531,205	80	0.06%	615,245	112	0.07%
Savings accounts	470,858	69	0.06%	485,167	73	0.06%	451,369	65	0.06%
Money market	142,861	25	0.07%	151,816	25	0.07%	146,174	25	0.07%
Time Deposits	367,164	2,859	3.09%	313,764	1,377	1.74%	291,516	241	0.33%
Wholesale Brokered Deposits	115,652	554	1.90%	63,529	75	0.47%	60,000	49	0.32%
Total interest bearing deposits	1,766,517	3,713	0.83%	1,743,212	1,761	0.40%	1,696,114	572	0.13%
Borrowed funds:
Other Interest-Bearing Liabilities	253,384	1,519	2.38%	159,530	390	0.98%	98,326	86	0.35%
Long-Term Debt	49,201	429	3.46%	49,182	427	3.44%	49,156	430	3.47%
Subordinated Debentures	35,454	579	6.48%	35,409	439	4.92%	35,276	243	2.73%
Total borrowed funds	338,039	2,527	2.97%	244,121	1,256	2.04%	182,758	759	1.65%
Total interest bearing liabilities	2,104,556	6,240	1.18%	1,987,333	3,017	0.60%	1,878,872	1,331	0.28%
Demand deposits - Noninterest bearing	1,116,622			1,140,840			1,120,323
Other liabilities	58,959			67,603			102,838
Shareholders' equity	293,275			307,055			364,413
Total liabilities and shareholders' equity	$ 3,573,412			$ 3,502,831			$ 3,466,446

Interest income/interest earning assets			4.38%			4.00%			3.47%
Interest expense/interest earning assets			0.75%			0.37%			0.16%
Net interest income and margin (5)		$ 29,363	3.63%		$ 28,911	3.63%		$ 26,566	3.31%

(1)	Average balances are obtained from the best available daily or monthly data and are net of deferred fees and related direct costs.
(2)	Yields and net interest margin have been computed on a tax equivalent basis utilizing a 21% effective tax rate.
(3)	Loans are gross of the allowance for possible credit losses. Loan fees have been included in the calculation of interest income. Net loan fees and loan acquisition FMV amortization were $0.005 million and $0.8 million for the quarters ended December 31, 2022 and 2021, respectively, and $0.9 million for the quarter ended September 30, 2022.
(4)	Non-accrual loans have been included in total loans for purposes of computing total earning assets.
(5)	Net interest margin represents net interest income as a percentage of average interest-earning assets.

Sierra Bancorp Financial Results

January 23, 2023

AVERAGE BALANCES AND RATES
(Dollars in Thousands, Unaudited)
	For the twelve months ended			For the twelve months ended
	December 31, 2022			December 31, 2021
	Average Balance (1)	Income/ Expense	Yield/ Rate (2)	Average Balance (1)	Income/ Expense	Yield/ Rate (2)
Assets
Investments:
Interest-earning due from banks	$91,420	$519	0.57%	$269,932	$370	0.14%
Taxable	808,750	25,789	3.19%	406,790	7,239	1.78%
Non-taxable	319,682	8,805	3.49%	258,472	6,218	3.05%
Total investments	1,219,852	35,113	3.07%	935,194	13,827	1.66%

Loans and leases:(3)
Real estate	$1,831,874	$77,708	4.24%	$1,818,362	84,074	4.62%
Agricultural	31,565	1,176	3.73%	42,866	1,598	3.73%
Commercial	81,798	4,383	5.36%	153,880	7,828	5.09%
Consumer	4,301	638	14.83%	4,993	831	16.64%
Mortgage warehouse lines	54,606	2,695	4.94%	147,996	4,807	3.25%
Other	2,139	106	4.96%	1,485	111	7.47%
Total loans and leases	2,006,283	86,706	4.32%	2,169,582	99,249	4.57%
Total interest earning assets (4)	3,226,135	121,819	3.85%	3,104,776	113,076	3.70%
Other earning assets	15,685			15,043
Non-earning assets	243,340			208,665
Total assets	$3,485,160			$3,328,484

Liabilities and shareholders' equity
Interest bearing deposits:
Demand deposits	$195,192	$485	0.25%	$143,171	$331	0.23%
NOW	532,692	322	0.06%	597,992	444	0.07%
Savings accounts	476,128	278	0.06%	427,803	240	0.06%
Money market	150,378	95	0.06%	140,365	111	0.08%
Time deposits	317,806	4,914	0.00%	333,204	1,039	0.31%
Brokered deposits	74,917	725	1.55%	81,041	225	0.28%
Total interest bearing deposits	1,747,113	6,819	0.97%	1,723,576	2,390	0.14%
Borrowed funds:
Other interest-bearing liabilities	158,095	2,069	1.31%	75,629	213	0.28%
Long-term debt	49,172	1,713	3.49%	13,351	468	3.51%
Subordinated debentures	35,387	1,603	3.87%	35,208	979	2.78%
Total borrowed funds	242,654	5,385	2.22%	124,188	1,660	1.34%
Total interest bearing liabilities	1,989,767	12,204	0.61%	1,847,764	4,050	0.22%
Demand deposits - noninterest bearing	1,121,060			1,064,119
Other liabilities	58,538			59,723
Shareholders' equity	315,795			356,878
Total liabilities and shareholders' equity	$3,485,160			$3,328,484

Interest income/interest earning assets			3.85%			3.70%
Interest expense/interest earning assets			0.38%			0.14%
Net interest income and margin(5)		$109,615	3.47%		$109,026	3.56%

(1)	Average balances are obtained from the best available daily or monthly data and are net of deferred fees and related direct costs.
(2)	Yields and net interest margin have been computed on a tax equivalent basis.
(3)	Loans are gross of the allowance for possible credit losses. Net loan fees have been included in the calculation of interest income. Net loan fees and loan acquisition FMV amortization were $0.9 million and $4.2 million for the years ended December 31, 2022 and 2021, respectively.
(4)	Non-accrual loans are slotted by loan type and have been included in total loans for purposes of total interest earning assets.
(5)	Net interest margin represents net interest income as a percentage of average interest-earning assets (tax-equivalent).

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